EXHIBIT 99.1

Zomedica Announces First Quarter 2022 Revenues of $3.8 Million;

74% Gross Margin & $192.3 Million in Cash;

Revenue up 38% from 2021 Combined Revenues

ANN ARBOR, Mich., May 10, 2022 (ACCESSWIRE) – Zomedica Corp. (NYSE American:ZOM) (“Zomedica” or “Company”), a veterinary health company offering point-of-care diagnostics and therapeutic products for companion animals, reported consolidated financial results for the three months ended March 31, 2022. Amounts, unless specified otherwise, are expressed in U.S. dollars, and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Larry Heaton, Zomedica’s Chief Executive Officer, commented: “The first quarter of 2022 was an exciting one for Zomedica as we trained our full sales force to sell PulseVet® therapeutic shock wave therapy devices and launched the technology into the small animal market. We are pleased with our overall progress in just the first quarter of the year and believe this market represents a significant growth opportunity for the Company.

“We have been particularly pleased with the sales of PulseVet products for small animal use, with 30 system sales to this customer segment during the quarter, an increase of 500% over PulseVet’s first quarter 2021 small animal sales as a standalone company. As we further expand our field sales organization, we look forward to the continued growth of this segment.

“While during the first quarter a significant portion of our marketing and sales focus was directed at PulseVet systems, we continued to build the installed base of our TRUFORMA® diagnostic platform through our ‘Customer Appreciation Program’, under which we provide veterinarians with an instrument at no cost to them in exchange for a commitment to utilize our assays.

“In early April we launched our newest assay, endogenous ACTH, for use in the diagnosis of Cushing’s Disease. As is the case with our assay for feline-optimized TSH, this new assay is the only test of its kind available at the point of care. To drive customer education and interest, our expanded marketing team is sponsoring presentations by luminaries in the field introducing the new assays at veterinarian conferences throughout 2022.

“We also continue to work with our development partner to bring new assays to market, including an assay for freeT4 to complete our thyroid panel and a panel of three assays for non-infectious GI disease to follow. We believe that the combination of market education to increase adoption of our unique assays and the development and launch of new assays, position us well for steady revenue growth in our TRUFORMA segment.

“In addition, we continue to evaluate strategic business development and M&A options in the large and growing animal health sector and have built the management team to capitalize on these opportunities.”

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Zomedica Announces First Quarter 2022 Results

First Quarter 2022 Financial Highlights

-	Total revenue for the first quarter 2022 was $3.8 million, compared to $14,000 in the first quarter of 2021. Gross margin was 74%, compared to 60% in the first quarter 2021.

-	Total revenues of $3.8 million were up 38% over the combined revenues of Zomedica and PulseVet as a standalone company of $2.7 million.

-	TRUFORMA® product revenue was $57,000 in the first quarter 2022, an increase of 307% over first quarter 2021 revenue of $14,000.

-	PulseVet® revenue was $3.7 million in the first quarter 2022, an increase of 36% over its first quarter 2021 revenue of $2.7 million as a standalone company.

-	PulseVet unit sales to Small Animal Veterinarians totaled 30, an increase of 500% over its first quarter 2021 Small Animal Veterinarian sales as a standalone company of 5 units.

-	Zomedica ended the quarter with cash and cash equivalents of $192.3 million, reflecting use of $2.6 million of cash during the quarter.

Summary First Quarter 2022 Results

Zomedica recorded net loss and comprehensive loss for the three months ended March 31, 2022, of $3.9 million, a net loss of $0.004 per share, compared to an [operating] loss of $4.0 million, and a special charge of $32.0 million, or a net loss of $0.04 per share for the three months ended March 31, 2021.

Revenue for the three months ended March 31, 2022, was $3.8 million, compared to $14,000 for the three months ended March 31, 2021, an increase of $3.7 million. Revenue in the current period primarily resulted from the inclusion of our PulseVet platform, which had revenues of $3.7 million, consisting of instruments, trodes and warranty services sold worldwide. Revenues from sales of cartridges from our TRUFORMA platform were $57,000 for the three months ended March 31, 2022, compared to $14,000 for the three months ended March 31, 2021, an increase of $43,000, or 307%. The Company launched its TRUFORMA platform in March 2021. In general, the Company expects revenue to increase in subsequent periods as it increases the sales and marketing of the PulseVet platform which it acquired on October 1, 2021, and as additional assays are added to the TRUFORMA platform.

Cost of revenue for the three months ended March 31, 2022, was $990,000, compared to $6,000 for the three months ended March 31, 2021, an increase of $984,000. Cost of revenue primarily resulted from costs associated with sales of its PulseVet platform, which totaled $944,000 during the current period as well as $46,000 from costs associated with sales of the TRUFORMA platform. The Company anticipates that the costs of revenue will increase in 2022 as it increases revenue as described above.

Gross profit for the three months ended March 31, 2022 was $2.8 million, compared to $8,000 for the three months ended March 31, 2021, an increase of $2.8 million. Gross profit margin for the quarter ended March 31, 2022 was approximately 74%, compared to 60% for the quarter ended March 31, 2021, an increase of 14%. The increase in gross profit resulted primarily from the inclusion of the PulseVet platform in the first quarter of 2022. In general, the Company expects gross margins will remain relatively unchanged due to a variety of factors, including: the ability to effectively stimulate demand for certain of its products; potential increases in the cost of components and outside manufacturing services; the ability to manage warranty costs effectively; shifts in the mix of products and services, or in the geographic, currency or channel mix; and fluctuations in exchange rates.

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Zomedica Announces First Quarter 2022 Results

Research and development expense for the three months ended March 31, 2022 was $351,000, compared to $413,000 for the three months ended March 31, 2021, a decrease of $62,000, or 15%. The decrease was the result of a reduction in research and development activity associated with TRUFORMA® as it completed development of the instrument and three of the first five assays and began commercialization in March of 2021.

Selling, general and administrative expense for the three months ended March 31, 2022 was $6.7 million, compared to $3.5 million for the three months ended March 31, 2021, an increase of $3.2 million, or 91%. The increase primarily was due to an increase in share-based compensation expense which was $2.0 million for the three months ended March 31, 2022, compared to $1.3 million for the comparable period in 2021 as a result of stock option grants made during the first quarter of 2022, as well as an increase in compensation expense of $1.4 million due to additions to the sales force and management team and from the acquisition of PulseVet and amortization and depreciation of $693,000 associated with intangibles acquired as part of the acquisition of PulseVet.

Liquidity and Outstanding Share Capital

As of March 31, 2022, Zomedica had cash and cash equivalents of $192.3 million and working capital (defined as current assets minus current liabilities) of $194.3 million

As of March 31, 2022, Zomedica had shareholders’ equity of $269.0 million.

Net cash used in operating activities for the three months ended March 31, 2022 was $2.5 million, compared to $2.6 million for the three months ended March 31, 2021, a decrease in cash used of $168,000, or 6%. The decrease in cash used in operations primarily resulted from the decrease in operating loss. Cash used in operations during the three months ended March 31, 2022 included inventory purchases of $2.0 million, and increases in working capital items of $388,000, offset in part by an increase in non-cash expenses including stock-based compensation of $2.0 million, and an increase in other non-cash items.

Net cash used in investing activities for the three months ended March 31, 2022 was $206,000 compared to cash used in investing activities of $18,000 for the three months ended March 31, 2021, an increase of $188,000, or 1,044%. The increase primarily resulted from the improvement of the Company’s ecommerce platform in the first quarter of 2022.

Net cash from financing activities for the three months ended March 31, 2022 was zero, compared to $217.3 million for the three months ended March 31, 2021, a decrease of $217.3 million, or 100%. Cash from financing activities in the first quarter of 2021 primarily resulted from proceeds from the February 2021 public offering of our common shares, partially offset by stock issuance costs.

As of March 31, 2022, Zomedica had an unlimited number of authorized common shares with 979,899,668 common shares issued and outstanding.

As of May 10, 2022, Zomedica had 979,899,668 common shares issued and outstanding.

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Zomedica Announces First Quarter 2022 Results

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating products for dogs and cats by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include innovative diagnostics and medical devices that emphasize patient health and practice health. It is Zomedica’s mission to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain “forward-looking information” or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to American economic growth, demand for the Company’s products, the Company’s ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

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Zomedica Announces First Quarter 2022 Results

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to supply equipment and assays in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations: risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to any required clinical trials and regulatory approvals, risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon our business operations generally, including our ability to develop and commercialize our products, and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts

PCG Advisory Group

Kirin Smith, President

ksmith@pcgadvisory.com

+1.646.823.8656

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